EXHIBIT M
EXCHANGE RATE AGENCY AGREEMENT
     EXCHANGE RATE AGENCY AGREEMENT between Her Majesty in Right of Canada, as represented by the Minister of Finance (“Canada”) and Citibank, N.A. dated as of June 29, 2010.
PRELIMINARY STATEMENT
1.	Canada proposes to issue and sell its Canada Notes (the “Notes”), due nine months or more from their date of issue, from time to time, pursuant to a fiscal agency agreement, dated as of June 29, 2010 (the “Fiscal Agency Agreement”), among Canada; Citibank, N.A., as registrar, transfer agent, fiscal agent and principal paying agent for its Domestic Notes (as defined therein); and Citibank, N.A., London Branch, as registrar, transfer agent, fiscal agent and principal paying agent for its International Notes (as defined therein).
2.	Canada desires to appoint an agent of Canada to make any necessary foreign exchange determinations in connection with any issuance of Notes issued in a currency other than United States dollars and held by The Depository Trust Company, a New York corporation, or its nominee (“Foreign Currency DTC Global Notes”), including determining any applicable rates of exchange between any currency, currency unit or composite currency (collectively, a “Currency”) and any other Currency for which exchange rates are customarily quoted (an “Exchange Rate Determination”) and, if applicable, for the purpose of converting any Currency into any other Currency (a “Currency Conversion”). Notes may be issued in the form of Fixed Rate Notes, a form of which is attached to the Fiscal Agency Agreement as Exhibit B, and in the form of Floating Rate Notes, a form of which is attached to the Fiscal Agency Agreement as Exhibit C. Capitalized terms used but not defined herein have the meanings ascribed to them in the form of Fixed Rate Note, the form of Floating Rate Note or the Fiscal Agency Agreement.

NOW THEREFORE, Canada and Citibank, N.A. hereby agree as follows:
Section 1 Appointment of Exchange Rate Agent.
     Canada hereby appoints Citibank, N.A. as exchange rate agent (in such capacity, the “Exchange Rate Agent”) of Canada with respect to any Foreign Currency DTC Global Notes to be issued by Canada pursuant to the Fiscal Agency Agreement, and the Exchange Rate Agent hereby accepts its obligations as set forth in this Agreement upon the terms and conditions set forth herein.

Section 2 Duties of Exchange Rate Agent.
(a)	Upon request of Canada, on each trade date of an issue of Foreign Currency DTC Global Notes, the Exchange Rate Agent will make an Exchange Rate Determination with respect to the aggregate issue price of such Foreign Currency DTC Global Notes so as to express such aggregate issue price in U.S. dollars based on the noon U.S. dollar buying rate for that Specified Currency or currency unit, as the case may be, for cable transfers quoted in The City of New York on such date as certified for customs purposes by FXBench.
(b)	On or prior to the tenth day next preceding each day on which principal of, and interest and premium, if any, is due and payable on any issue of Foreign Currency DTC Global Notes (a “Payment Date”), the Exchange Rate Agent will notify Canada of (i) the aggregate amount payable by Canada on such Payment Date in the applicable Specified Currency, (ii) the aggregate amount of the applicable Specified Currency which is to be exchanged for payment in U.S. dollars on such Payment Date, and (iii) the place (including account numbers and related information) to which such Specified Currency should be paid by Canada to the Exchange Rate Agent. At 11:00 A.M. New York City time on the second Market Day preceding each Payment Date, the Exchange Rate Agent will solicit bid quotations from at least three recognized foreign exchange dealers (one of which may be the Exchange Rate Agent) selected by the Exchange Rate Agent (after consultation with Canada), for the exchange of the aggregate amount of the applicable Specified Currency specified pursuant to (ii) above for U.S. dollars on the Payment Date. The settlement date for the purchase by the quoting dealer of the Specified Currency for U.S. dollars shall be the Payment Date. The Exchange Rate Agent shall enter into an agreement to trade such currencies (in such amounts and upon such terms as indicated above and upon such further terms as are not inconsistent with the above) with such recognized foreign exchange dealer as shall have submitted the highest bid. On the Payment Date, Canada will transfer the applicable Specified Currency in accordance with the notice received from the Exchange Rate Agent. The Exchange Rate Agent will then promptly exchange the applicable Specified Currency for U.S. dollars and transmit to the Fiscal Agent (or in accordance with the instructions of the Fiscal Agent) the amount in U.S. dollars and any remaining Specified Currency for payment on the Payment Date.
(c)	Subject to Section 3 below, the Exchange Rate Agent will make any necessary Exchange Rate Determinations or Currency Conversions as

requested by Canada in connection with any issues of Foreign Currency DTC Global Notes, the principal, interest or premium payable in respect of which is to be determined with reference to an exchange rate formula or formulas (“Currency-Linked Notes”) or other Notes that require such Exchange Rate Determinations or Currency Conversions, as the case may be.
Section 3 Future Issuances.
     If Canada requests that the Exchange Rate Agent perform any Exchange Rate Determinations or Currency Conversions other than as specified in subparagraphs (a) or (b) of Section 2 above, then Canada shall notify the Exchange Rate Agent and give a description of the Notes, including the applicable formula or formulas, or other requirements to the Exchange Rate Agent. The Exchange Rate Agent shall determine if it is able and willing to make such Exchange Rate Determinations or Currency Conversions, as the case may be, and upon its agreement in writing to do so, the terms “Exchange Rate Determination” and “Currency Conversions” shall be deemed to include the determination of such applicable rate of exchange or conversion of such Currency, as the case may be. If the Exchange Rate Agent notifies Canada that it is not able or willing to make such Exchange Rate Determinations or Currency Conversions, as the case may be, or that it is only willing to do so on the basis of an increase of its fees not acceptable to Canada, the Exchange Rate Agent shall have no responsibility with respect to such determination or conversion, as the case may be, and Canada shall appoint a different exchange rate agent to make such determination or conversion.
Section 4 Fees.
     The Exchange Rate Agent shall be entitled to such compensation for its services under this Agreement as may be agreed upon with Canada.
Section 5 Rights and Liabilities of Exchange Rate Agent.
     The Exchange Rate Agent shall be protected and incur no liability for, or in respect of, any action taken, omitted to be taken or suffered by it in reliance upon any Foreign Currency Domestic Note, certificate, affidavit, instruction, notice, request, direction, order, statement or other paper, document or communication reasonably believed by it to be genuine. Any order, certificate, affidavit, instruction, notice, request, direction, statement or other communication from Canada made or given by it and sent, delivered or directed to the Exchange Rate Agent under, pursuant to or as permitted by any provision of this Agreement shall be sufficient for purposes of this Agreement if such communication is in writing and signed by an Authorized Official or a Designated Official. The Exchange Rate Agent shall not be bound to make any investigation into the facts or matters stated in any resolution, certificate, statement, instrument, opinion, report, notice, request, direction, consent, order, note or other paper or document, but the Exchange Rate Agent, in its discretion, may make such further inquiry or investigation into such facts or matters as it may see fit, and, if the Exchange Rate Agent shall determine to make such further inquiry or investigation, Canada shall cooperate therewith to such extent as is reasonable under the circumstances. The Exchange Rate Agent may consult with counsel, and any advice or written opinion of such counsel shall be full and complete authorization and protection, and no liability shall be incurred by it in respect of any action taken, suffered or omitted to be taken by it hereunder in good faith and without gross negligence and in accordance with such advice or opinion.
     Whenever in the administration of this Agreement the Exchange Rate Agent shall deem it desirable that a matter be proved or established prior to the taking, suffering or omitting any action under this Agreement, such evidence may in the absence of bad faith be established by a certificate from an Authorized Official or Designated Official and/or an opinion of counsel unless other evidence be specifically described herein. The Exchange Rate Agent may as to the truth of the statements and the correctness of the opinions expressed therein, rely upon certificates or opinions furnished to the Exchange Rate Agent and conforming to the requirements of this Agreement or the Fiscal Agency Agreement.
     The Exchange Rate Agent shall be obligated to perform such duties and only such duties as are specifically set forth herein and no implied duties or obligations shall be read into this Agreement against the Exchange Rate Agent. The Exchange Rate Agent shall not be under any obligation to take any action hereunder which may tend to involve it in any expense or liability, the payment of which within a reasonable time is not, in its reasonable opinion, assured to it, and shall promptly give notice to Canada of such a decision not to take action. The Exchange Rate Agent shall not be under any obligation to take any action that is discretionary under the provisions of this Agreement and no permissive power or authority available to the Exchange Rate Agent shall be construed as a duty. In acting under this Agreement, the Exchange Rate Agent (in its capacity as such) does not assume any obligation towards, or any relationship of agency or trust for or with, the holders of the Notes.
Section 6 Right of Exchange Rate Agent to Own Foreign Currency DTC Global Notes.
     The Exchange Rate Agent may act as Registrar under the Fiscal Agency Agreement and as Calculation Agent under the Interest Calculation Agency Agreement dated as of June 29, 2010, among Canada, Citibank, N.A. and Citibank, N.A., London Branch, and it, its officers, employees and shareholders may become the registered holder of, or acquire any interest in, any Foreign Currency DTC Global Notes, with the same rights as if the Exchange Rate Agent were not the Exchange Rate Agent, and may engage in, or have an interest in, any financial or other transaction with Canada as if the Exchange Rate Agent were not the Exchange Rate Agent.
Section 7 Termination, Resignation or Removal of Exchange Rate Agent.
     The Exchange Rate Agent may at any time resign as exchange rate agent under this Agreement by giving not less than 60 days’ written notice to Canada, unless Canada consents in writing to a shorter time. Upon receipt of notice of termination by the Exchange Rate Agent, Canada agrees promptly to appoint a successor Exchange Rate Agent. Canada may terminate the appointment of the Exchange Rate Agent under this Agreement at any time by giving written notice to the Exchange Rate Agent, and specifying the date when the termination shall become effective; provided, however, that if any Foreign Currency Domestic Note shall then be outstanding, no resignation of the Exchange Rate Agent or termination by the Exchange Rate Agent or Canada shall become effective prior to the date of the appointment by Canada, as provided in Section 8 hereof, of a successor Exchange Rate Agent and the acceptance of such appointment by such successor Exchange Rate Agent. The appointment of the Exchange Rate Agent hereunder shall forthwith terminate, whether or not notice of such termination shall have been given, if at any time the Exchange Rate Agent becomes incapable of performing its duties hereunder, or is adjudged bankrupt or insolvent, or files a voluntary petition in bankruptcy or makes an assignment for the benefit of its creditors or consents to the appointment of a liquidator or receiver of all or any substantial part of the Exchange Rate Agent’s property or admits in writing its inability to pay or meet its debts as they mature or suspends payment thereof, or if a resolution is passed or an order made for the winding up or dissolution of the Exchange Rate Agent, or if a liquidator or receiver of all or any substantial part of the Exchange Rate Agent’s property is appointed, or if any order of any court is entered approving any petition filed by or against it under the provisions of any applicable bankruptcy or insolvency law, or if any public officer takes charge or control of the Exchange Rate Agent or its property or affairs for the purposes of rehabilitation, conservation or liquidation. Upon resignation or termination pursuant to the provisions of this Section, the Exchange Rate Agent shall be entitled to the payment of any compensation owed to it by Canada hereunder and to the reimbursement of all reasonable expenses, disbursements and advances incurred or made by the Exchange Rate Agent in connection with the services rendered by it hereunder, as provided by Section 4 hereof, pro rata to the date of such termination.
Section 8 Appointment of Successor Exchange Rate Agent.
     Any successor Exchange Rate Agent appointed by Canada following a resignation or termination pursuant to the provisions of Section 7 hereof shall execute and deliver to the Exchange Rate Agent and to Canada an instrument accepting such appointment, and thereupon such successor Exchange Rate Agent shall, without any further act or instrument become vested with all the rights, immunities, duties and obligations of the Exchange Rate Agent, with like effect as if originally named as Exchange Rate Agent hereunder, and the Exchange Rate Agent shall thereupon be obligated to transfer and deliver, and such successor Exchange Rate Agent shall be entitled to receive and accept, copies of any available records maintained by the Exchange Rate Agent in connection with the performance of its obligations hereunder.
Section 9 Indemnification.
     Canada shall indemnify and hold harmless the Exchange Rate Agent against all claims, actions, demands, damages, costs, losses or liability which may be incurred by the Exchange Rate Agent by reason of, or in connection with, the Exchange Rate Agent’s appointment and duties as such, except as such result from any negligent act or omission, bad faith or wilful misconduct of the Exchange Rate Agent or its directors, officers, employees or agents. This Section 9 shall survive the payment in full of all obligations under the Notes, whether by redemption, repayment or otherwise and resignation or removal of the Exchange Rate Agent.
Section 10 Merger, Consolidation or Sale of Business by Exchange Rate Agent.
     Any corporation into which the Exchange Rate Agent may be merged, converted or consolidated, or any corporation resulting from any merger, conversion or consolidation to which the Exchange Rate Agent may be a party, or any corporation to which the Exchange Rate Agent may sell or otherwise transfer all or substantially all of its corporate trust business, shall, to the extent permitted by applicable law, become the Exchange Rate Agent under this Agreement without the execution of any paper or any further act by the parties hereto, subject to prior notice to and the prior approval of Canada.
Section 11 Notices.
     Any notice or other communication given hereunder shall be delivered in person, sent by mail, facsimile or communicated by telephone (subject, in the case of communication by telephone, to written confirmation received within 24 hours) to the addresses given below or such other address as the party to receive such notice may have previously specified:
To Canada:

Department of Finance	Department of Finance
20th Floor, East Tower	5th Floor, East Tower
140 O’Connor Street	140 O’Connor Street
Ottawa, Ontario	Ottawa, Ontario
Canada K1A 0G5	Canada K1A 0G5
Attention: Chief, Reserves and	Attention: Manager, Public Debt and

Risk Management Section	other Statutory Programs

Telephone:	(613) 943-1944	Telephone:	(613) 996-9822
Fax:	(613) 943-2039	Fax:	(613) 995-1325
with a courtesy copy to:

Bank of Canada
234 Wellington Street
Ottawa, Canada K1A 0G9
Attention: Chief, Financial Markets Department

Telephone:	(613) 782-8160
Fax:	(613) 782-8334
To the Exchange Rate Agent :

Citibank, N.A.
Agency and Trust
388 Greenwich Street, 14th floor
New York, New York 10013

Telephone:	(212) 816-5680
Fax:	(212) 816-5527
Any notice hereunder given by letter shall be deemed to have been received seven Business Days after dispatch and in the case of facsimile, at the time of confirmation by telephone through “answer-back” facsimile receipt.
Section 12 Benefit of Agreement.
     Except as provided herein, this Agreement is solely for the benefit of the parties hereto and their successors and no other person shall acquire or have any rights under or by virtue hereof.
Section 13 Governing Law.
     This Agreement shall be governed by and construed in accordance with the laws of the Province of Ontario and the laws of Canada applicable therein.
Section 14 Time Of The Essence.
     Time shall be of the essence in this Agreement.

Section 15 Entire Agreement.
     This Agreement, together with the related agreements and documents described herein, constitutes the entire agreement between the parties hereto with respect to the transactions contemplated by this Agreement and supersedes all prior agreements, understandings, negotiations and discussions, whether oral or written of the parties hereto. There are no representations, warranties, covenants, conditions or other agreements, express or implied, collateral, statutory or otherwise, between the parties hereto in connection with the subject matter of this Agreement, except as specifically set forth in this Agreement. The parties hereto have not relied and are not relying on any other information, discussion or understanding in entering into and completing the transactions contemplated by this Agreement and the related agreements and documents described herein.
Section 16 Severability.
     If any provision of this Agreement is determined to be illegal, invalid or unenforceable, by an arbitrator or any court of competent jurisdiction from which no appeal exists or is taken, that provision will be severed from this Agreement and the remaining provisions will remain in full force and effect.
Section 17 Counterparts; Facsimile.
     This Agreement, and any amendment, supplement or restatement of this Agreement, may be executed and delivered in any number of counterparts, each of which is deemed to be an original, and such counterparts together constitute one and the same instrument. Counterparts may be executed and delivered as manually executed counterparts or transmitted by facsimile, e-mail or other electronic means and the parties adopt the signatures received by facsimile, e-mail or other electronic means as original signature of the parties.

     IN WITNESS WHEREOF, this Agreement has been entered into as of the date first above written.

HER MAJESTY IN RIGHT OF CANADA, as represented by the Minister of Finance
By:	/s/ Clifton Lee-Sing
Clifton Lee-Sing
Chief, Reserves and Risk Management Section Financial Markets Division Financial Sector Policy Branch

CITIBANK, N.A., solely in its capacity as Exchange Rate Agent
By:	/s/ Jennifer McCourt
	Name:	Jennifer McCourt
	Title:	Vice President